EXHIBIT 99.2

For Immediate Release

HAVOC ENTERS THE ARENA LEAGUE

Houston, TX (BusinessWire) April 10, 2007 - American Enterprise Development Corporation [OTC.BB AEND], the maker of the popular new energy drink "Havoc" announced today an exclusive, multi-year partnership as the official energy drink of arenafootball2. Havoc will be distributed and sold as a co-branded energy drink bearing the league's and teams' trademarks and logos. Distribution will soon begin in at least ten of the 30 arenafootball2 markets.  "With energy drink sales growing at over 40% last year, we are excited about becoming a corporate partner with arenafootball2 and its member teams," stated C.K. Williams, Havoc's President. "We expect to energize Arena Football fans with our winning flavor and disrupt the energy drink market by providing a better product that fans will come back for over and over again."

"As the energy drink market expands, we are positioning ourselves as partners with sports entities nationwide like the af2 in order to draw sports fans to Havoc's energy drink products," Williams continued. "We expect these important relationships to draw fans to our product and we expect our exceptional flavor to keep them coming back for more."

"We're very pleased to announce this exciting partnership with Havoc and we feel that our avid fans will be energized by this new line of licensed consumable products for years to come," said af2 President Jerry Kurz.

About af2 With its eighth season now underway with 30 member teams, af2 serves as a vehicle to bring Arena Football into small to midsize cities and as a developmental league with an unmatched history of sending players, coaches and officials to major professional football leagues each year. af2 operates under the same Mission Statement and Fans' Bill of Rights as the Arena Football League, which began its 21st season on March 1 with 19 teams and a five-year media partnership with ESPN. Log on to www.af2.com for more information.

Havoc is owned by American Enterprise Development Corp., [OTCBB AEND]. More information is available at our Web site: www.havocenergy.com. Havoc Distribution, Inc. is based in Dallas, Texas. It develops, manufactures and distributes energy drink products through strong affiliations with college conferences, professional sports franchises and corporate alliances. American Enterprise Development is represented by Sports Media, Inc.

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Safe Harbor Statement: This news release contains certain "forward looking statements" within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward looking statements are reasonable, it can provide no assurance that actual results will meet or exceed such expectations.

For more information, please contact:
C. K. Williams, President
American Enterprise Development Corporation
(214) 232-1914
ckwilliams@havocenergy.com